UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant ☐

Check the appropriate box:

[x]	Preliminary Information Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

BioCardia, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x]	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ACTION BY WRITTEN CONSENT OF HOLDERS OF
NOT LESS THAN A MAJORITY OF THE AGGREGATE VOTING POWER
OF ALL OUTSTANDING SHARES OF CAPITAL STOCK OF BIOCARDIA, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

BIOCARDIA, INC.

125 Shoreway Road, Suite B

San Carlos, California 94070

(650) 226-0120

INFORMATION STATEMENT

(Preliminary)

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “Stockholders”) of the common stock, par value $0.001 per share (the “Common Stock”), of BioCardia, Inc., a Delaware Corporation (the “Company”), to notify such Stockholders that on or about April 5, 2019, the Company received written consents from holders of 21,926,585 shares of voting securities representing approximately 50.3% of the 43,631,684 shares of the total issued and outstanding shares of voting stock of the Company (the “Majority Stockholders”) to approve a reverse stock split of our issued and outstanding shares of Common Stock at a ratio between one-for-seven (1:7) and one-for-ten (1:10) (the “Reverse Stock Split”), which ratio is to be finally determined by the members of management prior to the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, a form of which is attached to this Information Statement as Annex A (the “Certificate of Amendment”) and which filing is to be effected at the sole discretion of our Board.

On April 4, 2019, the Board of Directors of the Company approved the Reverse Stock Split, subject to Stockholder approval. The Majority Stockholders approved the Reverse Stock Split by written consent on April 5, 2019 pursuant to the Company’s current charter and Bylaws. Accordingly, your consent is not required and is not being solicited in connection with the approval of the amendment.

Pursuant to Rule 14c-2 promulgated under the Exchange Act, the earliest date that we can file the Certificate of Amendment with the Secretary of State of the State of Delaware to effectuate the Reverse Stock Split is twenty (20) calendar days after the Definitive Information Statement is first sent or given to the Stockholders. Notwithstanding the foregoing, we must notify the Financial Industry Regulatory Authority of the Reverse Stock Split by filing the Issuer Company Related Action Notification Form no later than ten (10) days prior to the anticipated effective date of the Reverse Stock Split.

This is not a notice of a special meeting of stockholders and no stockholder meeting will be held to consider any matter which is described herein.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors

/s/ Peter Altman
Peter Altman,
Date: April 5, 2019	Chief Executive Officer and Director

ACTION I – REVERSE STOCK SPLIT TO

DECREASE THE NUMBER OF ISSUED AND OUTSTANDING SHARES OF OUR COMMON STOCK

This Information Statement contains a brief summary of the material aspects of the action approved by the Board and the Majority Stockholders. The terms “we,” “our,” and the “Company” in this Information Statement refer to BioCardia, Inc. References to “you” are to the Stockholders of the Company.

General

The Board approved a resolution to effectuate a reverse stock split of our issued and outstanding shares of Common Stock at a ratio between one-for-seven (1:7) and one-for-ten (1:10) (the “Reverse Stock Split”). Under the Reverse Stock Split, outstanding shares of our Common Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock at a ratio to be determined by our management, ranging from every seven (7) shares of Common Stock converting into one (1) share of Common Stock to every ten (10) shares of Common Stock converting into one (1) share of Common Stock. To avoid the issuance of fractional shares of Common Stock, each Stockholder shall receive from the Company a cash payment (without interest) in lieu of the fractional shares, and such cash payment will equal the fraction of a share to which a Stockholder would otherwise be entitled multiplied by the closing sales price of the Company’s Common Stock on April 8, 2019 (the “Record Date”). We expect the effective date of the reverse stock split to be on or about May 10, 2019.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE CANCELLATION OF SHARES PURSUANT TO THE FRACTIONAL SHARES.

Purpose and Effects of the Reverse Stock Split

A reverse stock split by a publicly traded company reduces the number of shares outstanding, but leaves the market capitalization of the company the same, which results in an increase in the price per share of the company’s stock. The Common Stock is presently quoted on the OTC Market, Inc.’s OTCQB under the symbol “BCDA.” We intend to apply sometime in the future to have our Common Stock listed on a major stock exchange, such as NASDAQ or NYSE, which have minimum per share bid price requirements. The primary goal of the reverse stock split is to increase the per share market price of the stock to meet the minimum per share bid price requirements for listing.

The effect of the Reverse Stock Split upon the market price for our Common Stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per share of our Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Stock Split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The Reverse Stock Split will affect all of our Stockholders uniformly and will not affect any Stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that the Reverse Stock Split results in any of our Stockholders owning a fractional share. The principal effect of the Reverse Stock Split will be that the number of shares of Common Stock issued and outstanding will be reduced from 43,631,684 shares of Common Stock as of April 5, 2019, to between approximately 6,233,097 and 4,363,168 shares (depending on the ratio between one-for-seven and one-for-10 as determined by management and on the number of fractional shares that are cancelled). The Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable.

The Reverse Stock Split will not affect the par value of our Common Stock. As a result, on the effective date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our Common Stock will be reduced to less than the present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding.

Stockholders should recognize that they will own fewer numbers of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the certificate of amendment divided by a denominator ranging from seven to ten). In addition, the Reverse Stock Split will increase the number of Stockholders of the Company who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales.

No Action Needed by Beneficial Holders (Stockholders who Hold Shares in Street Name)

Upon the implementation of the Reverse Stock Split, the Company intends to treat shares of its capital stock held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares of stock are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effectuate the Reverse Stock Split for their beneficial holders holding our capital stock in street name. However, those banks, brokers, custodians or other nominees may have procedures different than those for registered stockholders for processing the Reverse Stock Split. Stockholders who hold shares of our stock with a bank, broker, custodian or other nominee and have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Exchange of Shares

Promptly after the Reverse Stock Split, the Stockholders of record on the Effective Date will receive a letter of transmittal from our transfer agent asking them to return the outstanding certificates representing pre-split shares of Common Stock, which would be cancelled upon receipt by our transfer agent. All new Shares representing the post-split shares of Common Stock will be kept in book-entry form by our transfer agent. If stockholders would like a certificate representing the new post-split Shares, they can request in writing a stock certificate from our transfer agent with a check for $25.00. We will not issue fractional shares.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from the Company’s transfer agent that indicates the number of shares owned in book-entry form.

Our transfer agent is Continental Stock Transfer & Trust, whose telephone number and address are (212) 509-4000 and 1 State Street, 30th Floor, New York, NY 10004-1561, respectively.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES WITHOUT THE LETTER OF TRANSMITTAL.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material United States federal income tax consequences of the Reverse Stock Split. It does not purport to be a complete discussion of all of the possible United States federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. This discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares of Common Stock held by our Stockholders before the Reverse Stock Split were, and the shares of Common Stock held after the Reverse Stock Split will be, held as “capital assets,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The tax treatment of a Stockholder may vary depending upon the particular facts and circumstances of such Stockholder. Each stockholder is urged to consult with such Stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

The Reverse Stock Split is intended to be a tax-free recapitalization to the Company and its Stockholders. Other than the cash payments by the Company for fractional shares discussed below, no gain or loss will be recognized by a Stockholder upon such Stockholder’s exchange of shares held before the Reverse Stock Split for shares after the Reverse Stock Split. The aggregate tax basis of the shares of the Common Stock received in the Reverse Stock Split (including any fraction of a share deemed to have been received) will be the same as the Stockholder’s aggregate tax basis in the shares of our Common Stock exchanged therefor. In general, Stockholders who receive cash instead of their fractional share interests in the shares of our Common Stock as a result of the Reverse Stock split will recognize a gain or loss based on their adjusted basis in the fractional share interests redeemed. The Stockholder’s holding period for the shares of our Common Stock after the Reverse Stock Split will include the period during which the Stockholder held the shares of our Common Stock surrendered in the Reverse Stock Split. The Company should not recognize any gain or loss as a result of the Reverse Split.

This summary of certain material United States federal income tax consequence of the Reverse Stock Split is not binding on the Internal Revenue Service, the Company or the courts.

FORWARD-LOOKING STATEMENTS

This Information Statement and the documents to which we refer you in this Information Statement may contain forward-looking statements that involve numerous risks and uncertainties which may be difficult to predict. The statements contained in this Information Statement that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, the Company’s goal of listing on NASDAQ and the Company’s statements on the effects of the Reverse Stock Split.

DISTRIBUTION AND COSTS

We will pay the cost of preparing, printing and distributing this Information Statement. Only one Information Statement will be delivered to multiple stockholders sharing an address, unless contrary instructions are received from one or more of such stockholders. Upon receipt of a written request at the address noted above, we will deliver a single copy of this Information Statement and future stockholder communication documents to any stockholders sharing an address to which multiple copies are now delivered.

OUTSTANDING VOTING SECURITIES

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share, of which 43,631,684 shares are outstanding as of April 8, 2019.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

As of April 8, 2019, there were 43,631,684 shares of Common Stock outstanding. The following table sets forth information with respect to the beneficial ownership of our Common Stock, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only class of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge by any person of our securities or any of our parents, the operation of which may at a subsequent date result in a change in control of the Company.

Unless otherwise noted below, the address of each person listed on the table is c/o BioCardia, Inc., 125 Shoreway Road, Suite B, San Carlos, CA 94070.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Beneficial Ownership
5% Stockholders:
Entities affiliated with Stertzer Family Trust (1)	8,689,658	17.9%
Frost Gamma Investments Trust (2)	13,875,318	28.6%

Named Executive Officers and Directors:
Peter Altman, Ph.D. (3)	1,960,708	4.0%
Henricus Duckers	245,696	*
Fernando L. Fernandez	19,388	*
Richard Krasno	19,388	*
David McClung	171,313	*
Jay M. Moyes (4)	49,296	*
Phil Pesta	182,225	*
Richard C. Pfenniger, Jr.	69,388	*
Thomas Quertermous, M.D.	136,669	*
Simon H. Stertzer, M.D. (1)	8,869,658	17.9%
Allan R. Tessler (5)	847,569	1.7%
All directors and executive officers as a group (13 people)	12,609,541	26.0%

* Represents beneficial ownership of less than 1%.

(1)

Consists of (i) 4,278,274 shares of Common Stock held by the Stertzer Family Trust, (ii) 2,076,346 shares of our Common Stock held by Windrock Enterprises L.L.C., (iii) 104,910 shares of our Common Stock held by the Stertzer Gamma Trust, (iv) 448,895 shares our Common Stock held by Stertzer Holdings LLC, (v) 12,000 shares of our Common Stock held by Dr. Stertzer and his spouse Kimberly Stertzer, (vi) 102,567 shares subject to options that are vested and exercisable within 60 days of February 28, 2018, held by Dr. Stertzer, (vii) 833,333 shares subject to warrants held by the Stertzer Family Trust, and (viii) 833,333 shares subject to warrants held by Windrock Enterprises L.L.C.. Dr. Stertzer and his spouse are co-trustees of the Stertzer Family Trust, and sole members and managers of Windrock Enterprises L.L.C., and share voting and dispositive control over the shares held by the Stertzer Family Trust and Windrock Enterprises L.L.C. Dr. Stertzer is the grantor of the Stertzer Gamma Trust and may be deemed to have voting and dispositive control over the shares held by the Stertzer Gamma Trust. Dr. Stertzer may be deemed to have voting and dispositive control over the shares held by Stertzer Holdings LLC.

(2)

Dr. Phillip Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. The address for these entities is 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137.

(3)	Consists of 729,842 shares of our Common Stock held by Dr. Altman and 1,230,866 shares subject to options vested and exercisable within 60 days of February 28, 2018.

(4)	Consists of 3,312 shares of our Common Stock and 45,984 shares subject to options held by Mr. Moyes that are vested and exercisable within 60 days of February 28, 2018.

(5)

Consists of (i) 19,388 shares of Common Stock held by Mr. Tessler, (ii) 13,578 shares subject to options held by Mr. Tessler that are exercisable within 60 days of February 28, 2018, (iii) 580,425 shares of our Common Stock held by ART/FGT Family Limited Partnership, (iv) 117,089 shares of our Common Stock held by International Financial Group, and (v) 117,089 shares of our Common Stock held by The Tessler Family Limited Partnership. Mr. Tessler and his spouse are limited partners of the ART/FGT Family Limited Partnership and share voting and dispositive control over the shares held by the ART/FGT Family Limited Partnership. The address for the ART/FGT Family Limited Partnership is 2500 Moose Wilson Road, Wilson, Wyoming 83014. Mr. Tessler may be deemed to have voting and dispositive control over the shares held by the Tessler Family Limited Partnership and International Financial Group.

DISSENTER’S RIGHTS

Under the Delaware General Corporation Law, holders of our capital stock are not entitled to dissenter’s rights of appraisal with respect to the proposed amendment to our Certificate of Incorporation and the adoption of the Certificate of Amendment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

CONCLUSION

As a matter of regulatory compliance, we are sending you this Information Statement which describes the purpose and effect of the above actions. Your consent to the above action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide our stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.

BIOCARDIA, INC.

April 5, 2019

By: /s/ Peter Altman

Peter Altman

Chief Executive Officer

ANNEX A

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BIOCARDIA, INC.

BioCardia, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is BioCardia, Inc. The Corporation was originally incorporated under the name “NAM Corporation” and the date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware is January 12, 1994.

2. This Certificate of Amendment of Amended and Restated Certificate of Incorporation been duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the Delaware General Corporation Law and amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation.

3. The terms and provisions of this Certificate of Amendment of Amended and Restated Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation pursuant to Subsection 228(a) of the General Corporation Law of the State of Delaware and written notice pursuant to Subsection 228(e) of the General Corporation Law of the State of Delaware has been or will be given to those stockholders whose written consent has not been obtained.

4. Section 4.1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“4.1 Authorized Capital Stock. Immediately upon the filing of this Certificate of Amendment, each ___ outstanding shares of Common Stock and Preferred Stock will be exchanged and combined, automatically and without further action, into one (1) share of Common Stock or Preferred Stock, respectively (the “Reverse Stock Split”). The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock or Preferred Stock of the Corporation. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the exchange and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay an amount of cash equal to the product of (i) the fractional share to which the holder would otherwise be entitled and (ii) the then fair value of a share as determined in good faith by the Board of Directors of the Corporation. All other rights, preferences and privileges of the Company’s Common Stock and Preferred Stock, shall be adjusted to reflect the Reverse Stock Split pursuant to the terms of the Amended and Restated Certificate of Incorporation in existence as of immediately prior to the filing of the Certificate of Amendment. After giving effect to the Reverse Stock Split, the total number of shares of all classes of capital stock that the Corporation is authorized to issue is 125,000,000 shares, consisting of 100,000,000 shares of Common Stock, having par value of $0.001 (the “Common Stock”), and 25,000,000 shares of Preferred Stock, having a par value of $0.001 (the “Preferred Stock”).

(Signature page follows)

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation’s on _________ ___, 2019.

BIOCARDIA, INC.

Peter Altman

President and Chief Executive Officer